Exhibit 99.1

As generally used in the energy industry and in this report, the identified terms have the following meanings:

Bbl	Barrels
Btu	British thermal units, a measure of heating value
/d	Per day
MMBtu	Million British thermal units
NGL(s)	Natural gas liquid(s)

Price Index Definitions

IF-WAHA	Inside FERC Gas Market Report, West Texas Waha
NY-WTI	NYMEX, West Texas Intermediate Crude Oil
NY-HH	NYMEX, Henry Hub Natural Gas

TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET
March 31,
2010
(Unaudited)
(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$66.2
Trade receivables, net of allowance of $2.0 million	247.3
Inventory	25.2
Assets from risk management activities	32.6
Other current assets	0.6
Total current assets	371.9

Property, plant and equipment, at cost	2,109.0
Accumulated depreciation	(444.1)
Property, plant and equipment, net	1,664.9
Long-term assets from risk management activities	14.6
Investment in unconsolidated affiliate	18.0
Other assets	18.7
Total assets	$2,088.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$123.8
Accounts payable to affiliates	79.8
Accrued liabilities	108.5
Liabilities from risk management activities	15.1
Total current liabilities	327.2

Long-term debt payable to third parties	747.3
Long-term liabilities from risk management activities	16.9
Deferred income taxes	5.5
Other long-term liabilities	6.6

Commitments and contingencies (Note 9)

Equity:
Member's interest	12.6
Accumulated other comprehensive loss	(0.1)
Total member's equity	12.5
Noncontrolling interest	972.1
Total equity	984.6
Total liabilities and equity	$2,088.1

See notes to consolidated balance sheet

Targa Resources GP LLC
Notes to Consolidated Balance Sheet
(Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—Organization and Operations

Targa Resources GP LLC is a Delaware limited liability company formed to become the general partner of Targa Resources Partners LP. Our sole member is Targa GP Inc., an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa” or “Parent”). Our primary business purpose is to manage the affairs and operations of Targa Resources Partners LP.

In this report, unless the context requires otherwise, references to “we,” “us” or “our” are intended to mean the business and operations of Targa Resources GP LLC, as well as its consolidated subsidiaries, which include Targa Resources Partners LP and its consolidated subsidiaries.

References to “the Partnership” mean the business and operations of Targa Resources Partners LP and its consolidated subsidiaries. The Partnership is a publicly traded Delaware limited partnership, the registered common units of which are listed on the New York Stock Exchange under the symbol “NGLS.” References to “TRGP” mean Targa Resources GP, LLC, individually as the general partner of the Partnership, and not on a consolidated basis. TRGP has no independent operations and no material assets outside of its interest in the Partnership.

Note 2—Basis of Presentation

We consolidate the accounts of the Partnership and its subsidiaries into our consolidated balance sheet. Notwithstanding this consolidation, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.

This unaudited consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated balance sheet as of March 31, 2010 includes all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated in consolidation. Transactions between us and other Targa operations have been identified in the unaudited consolidated balance sheet as transactions between affiliates. See Note 8. This unaudited consolidated balance sheet and other information included in this report should be read in conjunction with our consolidated balance sheet and notes thereto as of December 31, 2009 filed on Form 8-K dated March 5, 2010.

Note 3—Accounting Policies and Related Matters

Accounting Policy Updates/Revisions

The accounting policies followed by us are set forth in Note 3 of the Notes to Consolidated Balance Sheet in our report as of December 31, 2009, and are supplemented by the notes to this consolidated balance sheet. There have been no significant changes to these policies and it is suggested that this consolidated balance sheet be read in conjunction with the consolidated balance sheet and notes included in our report as of December 31, 2009.

Accounting Pronouncements Recently Adopted

In December 2009, the Financial Accounting Standards Board (“FASB”) amended consolidation guidance for variable interest entities (“VIEs”) by issuing Accounting Standards Update (“ASU”) 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”. The new guidance eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a VIE, expands the list of events that trigger reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE, and requires enhanced disclosures about a company’s involvement with a VIE. Prior to adoption, we did not have any interests in a VIE. We adopted the amended guidance on January 1, 2010 and our adoption of this new guidance did not result in any interests being identified as VIEs.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements,” which provides amendments to fair value disclosures. ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The revised guidance for transfers into and out of Level 1 and Level 2 categories, as well as increased disclosures around inputs to fair value measurement, was adopted January 1, 2010. The amendments to Level 3 disclosures were delayed until periods beginning after December 15, 2010 and are not anticipated to have a material impact on our consolidated balance sheet upon adoption.

Note 4—Property, Plant and Equipment

Property, plant and equipment and accumulated depreciation were as follows as of March 31, 2010:

Natural gas gathering systems	$1,230.6
Processing and fractionation facilities	406.3
Terminalling and natural gas liquids storage facilities	238.8
Transportation assets	151.8
Other property, plant and equipment	16.9
Land	49.8
Construction in progress	14.8
2,109.0
Accumulated depreciation	(444.1)
$1,664.9

Note 5—Debt Obligations

Consolidated debt obligations of the Partnership consisted of the following as of March 31, 2010:

Senior secured revolving credit facility, variable rate, due February 2012	$317.9
Senior unsecured notes, 8¼% fixed rate, due July 2016	209.1
Senior unsecured notes, 11¼% fixed rate, due July 2017 (1)	220.3
Total long-term debt	$747.3
Letters of credit issued	$76.9

_______
(1)	The carrying amount of the notes includes $11.0 million of unamortized original issue discount as of March 31, 2010.

Compliance with Debt Covenants

As of March 31, 2010, the Partnership was in compliance with the covenants contained in its various debt agreements.

Note 6—Equity

As of March 31, 2010, member’s equity consisted of the capital account of Targa GP Inc. and its proportionate share of the accumulated other comprehensive income (“OCI”) of the Partnership.

Noncontrolling interest represents third-party and Targa ownership interests in the Partnership and third-party ownership interests in Cedar Bayou Fractionators (“CBF”). As of March 31, 2010, the components of noncontrolling interest were:

Non-affiliate public unitholders of the Partnership	$952.7
Targa Resources, Inc.	12.3
Noncontrolling interest in CBF	13.2
Accumulated other comprehensive income (loss)	(6.1)
Noncontrolling interest	$972.1

On January 19, 2010, the Partnership completed a public offering of 5,500,000 common units representing limited partner interests in the Partnership (“common units”) under its existing shelf registration statement on Form S-3 at a price of $23.14 per common unit ($22.17 per common unit, net of underwriting discounts), providing net proceeds of $121.9 million. Pursuant to the exercise of the underwriters’ overallotment option, the Partnership sold an additional 825,000 common units at $23.14 per common unit, providing net proceeds of $18.3 million. TRGP made a proportionate capital contribution of $3.0 million to maintain our 2% general partner ownership. The Partnership used the net proceeds from the offering for general partnership purposes, which included reducing borrowings under its senior secured credit facility.

Subsequent Events. On April 14, 2010, the Partnership completed a secondary public offering of 8,500,000 common units owned by Targa LP Inc., a wholly-owned subsidiary of Targa. Neither the Partnership nor we received any of the proceeds from this offering and the number of outstanding common units of the Partnership remained unchanged. Targa LP, Inc. has granted the underwriters a 30-day option to purchase up to 1,275,000 additional common units.

Note 7—Derivative Instruments and Hedging Activities

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, as well as changes in interest rates.

Commodity Price Risk. A majority of the Partnership’s gathering and processing revenues are derived from percent-of-proceeds contracts under which it receives a portion of the natural gas and/or NGLs, or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and the Partnership enters into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on the Partnership’s business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.

The primary purpose of the Partnership’s commodity risk management activities is to hedge its exposure to commodity price risk and reduce fluctuations in its operating cash flow despite fluctuations in commodity prices. In an effort to reduce the variability of its cash flows, as of March 31, 2010, the Partnership hedged the commodity price associated with a significant portion of its expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of its expected equity volumes that are hedged decrease over time. With swaps, the Partnership typically receives an agreed upon fixed price for a specified notional quantity of natural gas or NGLs and pays the hedge counterparty a floating price for that same quantity based upon published index prices. Since the Partnership receives from its customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than its actual equity volumes, the Partnership typically limits its use of swaps to hedge the prices of less than its expected natural gas and NGL equity volumes. The Partnership sometimes utilizes purchased puts (or floors) to hedge expected equity commodity volumes without creating volumetric risk. The Partnership’s commodity hedges may expose us to the risk of financial loss in certain circumstances. The Partnership’s hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which the Partnership hedged, it will receive less realized revenue on the hedged volumes than it would receive in the absence of hedges.

   We have tailored the Partnership’s hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of its physical equity volumes. The Partnership’s NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon its expected equity NGL composition or sometimes cover the specific expected products. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, the Partnership’s NGL hedges are based on published index prices for delivery at Mont Belvieu and its natural gas hedges are based on published index prices, which closely approximate its actual NGL and natural gas delivery points. The Partnership hedges a portion of its condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude, which approximate the prices received for condensate.

At March 31, 2010, the notional volumes of the Partnership’s commodity hedges were:

Commodity	Instrument	Unit	2010	2011	2012	2013
Natural Gas	Swaps	MMBtu/d	17,592	15,600	13,600	4,000
NGL	Swaps	Bbl/d	5,602	4,900	3,400	-
NGL	Floors	Bbl/d	-	199	231	-
Condensate	Swaps	Bbl/d	501	350	200	200

Interest Rate Risk. We are exposed to changes in interest rates, primarily as a result of variable rate borrowings under the Partnership’s senior secured revolving credit facility. To the extent that interest rates increase, interest expense for its revolving debt will also increase. As of March 31, 2010, the Partnership had borrowings of $317.9 million outstanding under its senior secured revolving credit facility. In an effort to reduce the variability of its cash flows, the Partnership entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of the Partnership’s variable rate debt is effectively fixed for the term of each agreement and ineffectiveness is required to be measured each reporting period. The fair values of the interest rate swap agreements, which are adjusted regularly, have been aggregated by counterparty for classification in our consolidated balance sheet. Accordingly, unrealized gains and losses relating to the interest rate swaps are recorded in OCI until the interest expense on the related debt is recognized in earnings.

Credit Risk. Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to the Partnership at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of the Partnership’s counterparties decline, its ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, the Partnership may sustain a loss and its cash receipts could be negatively impacted.

As of March 31, 2010, affiliates of Goldman Sachs, Barclays Bank and Credit Suisse accounted for 68%, 15% and 10% of the Partnership’s counterparty credit exposure related to commodity derivative instruments. Goldman Sachs, Barclays Bank and Credit Suisse are major financial institutions, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.

The following schedules reflect the fair values of derivative instruments in our balance sheet:

	Asset Derivatives		Liability Derivatives
	Balance	Fair Value as of	Balance	Fair Value as of
	Sheet	March 31,	Sheet	March 31,
	Location	2010	Location	2010
Derivatives designated as hedging instruments
Commodity contracts	Current assets	$31.3	Current liabilities	$6.1
	Long-term assets	14.1	Long-term liabilities	10.4

Interest rate contracts	Current assets	0.3	Current liabilities	8.3
	Long-term assets	0.3	Long-term liabilities	6.5
Total derivatives designated
as hedging instruments		46.0		31.3

Derivatives not designated as hedging instruments
Commodity contracts	Current assets	1.0	Current liabilities	0.7
	Long-term assets	0.2	Long-term liabilities	-
Total derivatives not designated
as hedging instruments		1.2		0.7

Total derivatives		$47.2		$32.0

The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Interest Rate Swaps

As of March 31, 2010, the Partnership had $317.9 million outstanding under its credit facility, with interest accruing at a base rate plus an applicable margin. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates the Partnership has entered into interest rate swaps and interest rate basis swaps that effectively fix the base rate on $300 million in borrowings as shown below:

Period	Fixed Rate	Notional Amount		Fair Value
Remainder of 2010	3.67%	$300	million	$(7.8)
2011	3.52%	300	million	(5.2)
2012	3.40%	300	million	(2.7)
2013	3.39%	300	million	0.5
1/1 - 4/24/2014	3.39%	300	million	0.9
				$(14.3)

All interest rate swaps and interest rate basis swaps have been designated as cash flow hedges of variable rate interest payments on borrowings under the Partnership’s credit facility.

See Note 8 and Note 11 for additional disclosures related to derivative instruments and hedging activities.

Note 8—Related Party Transactions

Relationship with Targa

The Partnership is a party to various agreements with Targa, TRGP and others that address (i) the reimbursement of costs incurred on the Partnership’s behalf by us, (ii) distribution support to the Partnership under certain circumstances, and (iii) the Partnership’s sales of natural gas to, and purchases from, Targa.

Relationship with Warburg Pincus LLC

Two of the directors of Targa are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom the Partnership buys natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. As of March 31, 2010, our payable balance with Broad Oak was $2.4 million.

Relationship with Bank of America

An affiliate of Bank of America (“BofA”) is an equity investor in Targa Resources Investments Inc., which indirectly owns TRGP.

Financial Services. BofA is a lender and an administrative agent under the Partnership’s senior secured revolving credit facility.

Commodity hedges. The Partnership has entered into various commodity derivative transactions with BofA. The following table shows its open commodity derivatives with BofA as of March 31, 2010:

Period	Commodity	Daily Volumes		Average Price		Index
Apr 2010 - Dec 2010	Natural Gas	3,289	MMBtu	$7.39	per MMBtu	IF-WAHA
Apr 2010 - Jun 2010	Natural Gas	1,319	MMBtu	8.11	per MMBtu	NY-HH
Apr 2010 - Dec 2010	Condensate	181	Bbl	69.28	per Bbl	NY-WTI

As of March 31, 2010, the aggregate fair value of these open positions was $1.6 million.

The Partnership has entered into several interest rate derivative transactions with BofA. Open positions as of March 31, 2010 consisted of interest rate swaps and interest rate basis swaps expiring on April 24, 2014. As of March 31, 2010, the aggregate fair value of these positions was a liability of $2.5 million.

Note 9—Commitments and Contingencies

Environmental

For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.

We have no material environmental liability as of March 31, 2010.

Legal Proceeding

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc. and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the San Angelo Operating Unit System from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. On February 23, 2010, the 14th Court of Appeals affirmed the District Court’s final judgment in favor of defendants in its entirety. On April 16, 2010, WTG filed a petition for review with the Texas Supreme Court. If the petition for review is granted, Targa intends to contest the appeal, but can give no assurances regarding the outcome of the proceeding. Targa has agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.

Note 10—Fair Value of Financial Instruments

The estimated fair values of assets and liabilities classified as financial instruments have been determined using available market information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying value of the senior secured revolving credit facility approximates its fair value, as its interest rate is based on prevailing market rates. The fair value of the senior unsecured notes is based on quoted market prices based on trades of such debt.

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included in our balance sheet are stated at fair value. The carrying amounts and fair values of the Partnership’s other financial instruments as of March 31, 2010 are as follows:

	Carrying	Fair
	Amount	Value
Senior unsecured notes, 8¼% fixed rate	$209.1	$214.3
Senior unsecured notes, 11¼% fixed rate (1)	220.3	263.7

_______
(1)	The carrying amount of the notes includes $11.0 million of unamortized original issue discount as of March 31, 2010.

Note 11—Fair Value Measurements

We account for the fair value of our financial assets and liabilities using a three-tier fair value hierarchy, which prioritizes the significant inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Partnership’s derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of these derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts the Partnership holds. We have categorized the inputs for these contracts as Level 2 or Level 3.

The following tables set forth, by level within the fair value hierarchy, the Partnership’s financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2010. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$46.6	$-	$45.8	$0.8
Assets from interest rate derivatives	0.6	-	0.6	-
Total assets	$47.2	$-	$46.4	$0.8
Liabilities from commodity derivative contracts	$17.2	$-	$13.1	$4.1
Liabilities from interest rate derivatives	14.8	-	14.8	-
Total liabilities	$32.0	$-	$27.9	$4.1

The following table sets forth a reconciliation of the changes in the fair value of the Partnership’s financial instruments classified as Level 3 in the fair value hierarchy:

Commodity Derivative Contracts
Balance, December 31, 2009	$(10.1)
Unrealized gains included in OCI	7.1
Settlements	(0.3)
Balance, March 31, 2010	$(3.3)

Note 12—Subsequent Event – Acquisition of Targa Permian and Straddle Assets

On March 31, 2010, the Partnership entered into a Purchase and Sale Agreement to acquire Targa’s interests in certain of its natural gas gathering and processing businesses located in West Texas and the Gulf Coast region of Louisiana. These assets include (i) all of the limited partner interests in Targa Midstream Services Limited Partnership, (ii) all of the limited liability company interests in Targa Gas Marketing LLC, (iii) all of the limited and general partner interests in Targa Permian LP, (iv) all of the limited partner interests in Targa Straddle LP and (v) all of the limited liability company interests in Targa Straddle GP LLC, (collectively referred to as “Permian/Straddle”), for aggregate consideration of $420 million, subject to certain adjustments. The Permian/Straddle acquisition and related transactions closed on April 27, 2010, effective April 1, 2010.

As part of the closing of the purchase of the Permian/Straddle assets, the Partnership’s Omnibus Agreement with Targa was amended to extend the commitment of Targa through April 2013 to provide general and administrative and other services to the Partnership associated with these assets and any additional assets, operations or businesses that may be sold to the Partnership by Targa, and if Targa and the Partnership agree, additional assets, operations or businesses that the Partnership may acquire from third parties.

We will account for the Permian/Straddle acquisition on our consolidated balance sheet as a transfer of net assets between entities under common control, effective April 1, 2010. The Permian/Straddle assets will be recorded based on the amounts recorded in Targa’s consolidated financial statements.